Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

FOURTH QUARTER AND FULL-YEAR 2024 RESULTS

MILWAUKEE, Wis., March 4, 2025 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three and twelve-months ended December 31, 2024.

FOURTH QUARTER 2024 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $121.3 million
●	Net income of $16.0 million, or $0.76 per diluted share; Non-GAAP Adjusted Diluted EPS of ($0.07)
●	Adjusted EBITDA of $9.2 million
●	Adjusted EBITDA margin of 7.6% of net sales
●	Quarterly Free Cash Flow of $35.6 million, including $25.5 million received from the Settlement Agreement (the “Agreement”) with the former fitness customer
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA of 1.3x as of December 31, 2024
●	Completed Wautoma, WI facility closure resulting in $0.5 million of restructuring expense

FULL-YEAR 2024 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $581.6 million, or (1.2%) y/y
●	Net income of $26.0 million, or $1.24 per diluted share; non-GAAP Adjusted Diluted EPS of $0.62
●	Adjusted EBITDA of $64.4 million
●	Adjusted EBITDA margin of 11.1% of net sales
●	Free Cash Flow of $77.7 million, including $25.5 million received from the Agreement

FULL-YEAR 2025 FINANCIAL GUIDANCE

●	Net sales of between $560 million and $590 million
●	Adjusted EBITDA of between $60 million and $66 million
●	Free Cash flow of between $43 million and $50 million

MANAGEMENT COMMENTARY

“During a period of softer demand within our core vertical markets, our team maintained focused execution throughout the year as we delivered stable margins, consistent profitability, disciplined net working capital management, and significant year-over-year growth in free cash flow generation,” stated Jag Reddy, President and Chief Executive Officer.

“Since launching our MBX value creation framework, we’ve deployed targeted initiatives around strategic pricing, commercial growth, and capital efficiency,” continued Reddy. “While lower customer activity impacted our performance during the second half of 2025, our MBX-related actions have positioned MEC to deliver long-term profitable growth, consistent with our strategic plan. MBX continues to drive EBITDA margin expansion, positioning us to become a leaner, more efficient organization equipped to capitalize on a future demand recovery.”

“Entering 2025, our business development team is actively engaged in discussions with both new and current customers regarding projects within high-value, emerging growth end-markets,” continued Reddy.  “These new opportunities, which would include exposure to industrial infrastructure investment activity, such as the ongoing domestic data-center build-out, have the potential to increase our revenue base across growing, less cyclical end-markets.  In 2024, we booked more than $100 million in new business wins, an increase of 12% from the prior-year, and remain focused on driving continued order growth across a broad array of end-markets over the coming year.”

“During the fourth quarter, we continued to prioritize a combination of continued debt reduction and opportunistic repurchases of our common stock, consistent with our capital allocation strategy,” stated Reddy. “During the fourth quarter, we repaid more than $31 million in debt, reducing our net leverage to 1.3x at year-end, and repurchased nearly $4 million of our common stock under our $25 million share repurchase authorization.  Looking ahead, we intend to further prioritize balance sheet discipline given the near-term demand environment, while remaining opportunistic acquirors of complementary assets that accelerate our end-market diversification and long-term strategic growth objectives.”

“We currently anticipate the first half of 2025 will reflect muted demand conditions, similar to what we experienced during the second half of 2024, as channel inventory levels further normalize, and will be a headwind for year-over-year growth and margin expansion in the first half of the year” continued Reddy. “We expect demand to gradually improve entering the second half of the year, supported by expectations for improved customer order activity and a more favorable business environment for domestic manufacturers.”

PERFORMANCE SUMMARY

Net sales decreased by 18.4% on a year-over-year basis in the fourth quarter of 2024, due to a decrease in customer demand across all of the Company’s key end-markets and de-stocking of customer channel inventories, partially offset by growth in the Other end-market due to incremental volumes associated with new customer projects.

Manufacturing margin was $10.8 million in the fourth quarter of 2024, or 8.9% of net sales, versus $18.2 million, or 12.3% of net sales, in the prior year period.  The year-over-year decrease in manufacturing margin was primarily attributable to lower fixed cost absorption due to the decrease in customer demand, fewer working days in the quarter and the completion of cost reduction activities.

Profit sharing, bonus and deferred compensation expense was $3.6 million in the fourth quarter of 2024, which was unchanged compared to the prior year period. Other selling, general and administrative expenses were $7.9 million in the fourth quarter of 2024 as compared to $7.2 million for the same prior year period.  The increase in these expenses during the fourth quarter primarily reflects higher costs related to compliance requirements and annual wage inflation, partially offset by a decrease in legal costs associated with litigation against the former fitness customer.

Interest expense was $2.0 million in the fourth quarter of 2024, as compared to $3.6 million in the prior year period, due to lower borrowings under the Company’s revolving credit facility and lower interest rates.

Net income for the fourth quarter of 2024 was $16.0 million, or $0.76 per diluted share, versus $2.2 million, or $0.11 per diluted share, in the prior-year period. Net income in the fourth quarter of 2024 reflects a $25.5 million, or $0.92 per diluted share, gain on lawsuit settlement associated with the settlement of the Company’s litigation with the former fitness customer.

MEC reported Adjusted EBITDA of $9.2 million in the fourth quarter of 2024, or 7.6% of net sales, versus $17.7 million, or 11.9% of net sales, in the prior-year period.  The decrease in Adjusted EBITDA and Adjusted EBITDA margin relative to the prior-year period reflects the decrease in customer demand and corresponding under absorption of fixed costs.

Fourth quarter Adjusted net loss was ($1.6) million, or ($0.07) per diluted share, versus Adjusted net income of $4.4 million, or $0.21 per diluted share, in the prior year period. The decrease in adjusted net income reflects a decrease in income from operations, which was partially offset by lower interest expense.

Free cash flow during the fourth quarter of 2024 was $35.6 million as compared to $19.9 million in the prior year period. The increase in free cash flow was primarily attributable to the receipt of $25.5 million associated with the Agreement with the former fitness customer during the fourth quarter of 2024. When excluding the impact of the settlement agreement, fourth quarter 2024 free cash flow would have been $10.1 million, a decrease of $9.8 million compared to the prior year period.

END MARKET UPDATE

	Three Months Ended
	December 31,
	2024	2023
Commercial Vehicle	$47,215	$52,758
Construction & Access	16,972	25,902
Powersports	17,414	24,552
Agriculture	7,660	14,307
Military	7,407	8,871
Other	24,638	22,191
Net Sales	$121,306	$148,582

Commercial Vehicles

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the commercial vehicle market were $47.2 million in the fourth quarter of 2024, a decrease of 10.5% versus the prior-year period. The decrease in sales was primarily attributable to an expected decline in customer demand. The Company delivered comparable performance for this end-market during the quarter, as overall North American Class vehicle demand fell by 10.4% versus the prior-year period.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the construction & access market were $17.0 million in the fourth quarter of 2024, a decrease of 34.5% versus the prior-year period. The decrease in sales to this end-market was primarily attributable to reduced customer demand, customer channel inventory de-stocking and customer production cuts.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within the marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets.  MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the powersports market were $17.4 million in the fourth quarter of 2024, a decrease of 29.1% versus the prior-year period. The decrease in net sales to this end market was the result of softening customer demand, customer channel inventory de-stocking and customer production cuts due to the continued elevated financing rates.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the agriculture market were $7.7 million in the fourth quarter of 2024, a decrease of 46.5% versus the prior-year period. The decrease in net sales was the result of softer customer demand in both large-ag and small-ag markets due to customer channel inventory de-stocking and customer production cuts.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the military market were $7.4 million in the fourth quarter of 2024, a decrease of 16.5% versus the prior-year period. The decrease in net sales to this end-market was primarily attributable to the expected roll-off of certain aftermarket programs at the end of 2023.

Other

MEC also produces a wide variety of components and assemblies for customers in the power generation, industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical market

Net sales to other end markets for the fourth quarter of 2024 were $24.6 million, an increase of 11% versus the prior-year period. The increase in net sales to this end-market is primarily attributable to growth in demand for aluminum extrusion products and new customer project start-ups.

BALANCE SHEET UPDATE

As of December 31, 2024, MEC had debt outstanding of $82.3 million and total cash and availability on its senior secured revolving credit facility of $225.41 million. During the fourth quarter of 2024, the Company utilized free cash flow and the proceeds from the settlement agreement with the former fitness customer to

1 This amount is reduced to approximately $145.7 million after taking into account the $79.7 million of outstanding borrowings under the credit facility as of December 31, 2024.

repay $31.8 million of debt. At the end of the fourth quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 1.3x.

FINANCIAL GUIDANCE

Today, the Company issued financial guidance for the full year 2025.  All guidance is current as of the time provided and is subject to change.

	FY 2024	FY 2025 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$581.6	$560	$575	$590
Adjusted EBITDA	$64.4	$60	$63	$66
Free Cash Flow	$77.7	$43	$46.5	$50

The Company’s 2025 guidance reflects the continued muted demand conditions, similar to what the Company experienced during the second half of 2024, as a result of OEMs continued efforts to de-stock their channel inventories. The Company expects demand to gradually improve going into the second half of 2025 as customer order activity improves due to a more favorable business environment for domestic manufacturers. The guidance does not reflect any impact from tariffs.

The Company’s 2025 Free Cash Flow guidance reflects continued working capital efficiencies and capital expenditures of between $13 and $17 million.

FOURTH QUARTER 2024 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, March 5, 2025 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 948393.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures and inconsistent customer demand, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; geopolitical and economic developments, including foreign trade relations and associated tariffs; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2023. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 23 facilities, of which 22 are in use, across seven states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before loss on extinguishment of debt, stock-based compensation expense, MSA acquisition related costs, field replacement claim, legal costs due to the former fitness customer, costs recognized on step-up of MSA acquired inventory, Chief Operating Officer (COO) restructuring costs, Wautoma restructuring charges and lawsuit settlement gain. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income and Diluted EPS represent net income before the aforementioned Adjusted EBITDA addback items which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Diluted EPS, and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income and Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands, except share amounts)

	December 31,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$206	$672
Receivables, net of allowances for doubtful accounts of $248 at December 31, 2024 and $685 at December 31, 2023	49,782	57,445
Inventories, net	54,756	67,782
Tooling in progress	4,761	5,457
Prepaid expenses and other current assets	3,439	3,267
Total current assets	112,944	134,623
Property, plant and equipment, net	156,528	175,745
Assets held for sale	1,402	—
Goodwill	92,650	92,650
Intangible assets, net	51,734	58,667
Operating lease assets	28,615	32,233
Other long-term assets	1,697	2,743
Total assets	$445,570	$496,661
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$39,119	$46,526
Current portion of operating lease obligation	4,914	5,064
Accrued liabilities:
Salaries, wages, and payroll taxes	5,094	6,368
Profit sharing and bonus	4,375	3,107
Other current liabilities	11,090	10,644
Total current liabilities	64,592	71,709
Bank revolving credit notes	79,725	147,493
Operating lease obligation, less current maturities	25,412	28,606
Deferred compensation, less current portion	4,719	3,816
Deferred income tax liability	16,831	12,606
Other long-term liabilities	2,538	2,453
Total liabilities	$193,817	$266,683
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 22,300,106 shares issued at December 31, 2024 and 21,853,477 at December 31, 2023	—	—
Additional paid-in-capital	207,076	205,373
Retained earnings	60,086	34,118
Treasury shares at cost, 1,883,198 shares at December 31, 2024 and 1,542,893 at December 31, 2023	(15,409)	(9,513)
Total shareholders’ equity	251,753	229,978
Total liabilities and shareholders' equity	$445,570	$496,661

Mayville Engineering Company, Inc.

Consolidated Statement of Net Income

(in thousands, except share amounts and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales	$121,306	$148,582	$581,604	$588,425
Cost of sales	110,514	130,371	510,507	518,722
Amortization of intangible assets	1,733	2,093	6,933	7,742
Profit sharing, bonuses, and deferred compensation	3,583	3,551	13,593	11,588
Other selling, general and administrative expenses	7,930	7,213	31,518	30,182
Gain on lawsuit settlement	(25,500)	—	(25,500)	—
Income from operations	23,046	5,354	44,553	20,191
Interest expense	(2,011)	(3,559)	(10,989)	(11,092)
Loss on extinguishment of debt	—	—	—	(216)
Income before taxes	21,035	1,795	33,564	8,883
Income tax expense (benefit)	5,064	(432)	7,596	1,039
Net income and comprehensive income	$15,971	$2,227	$25,968	$7,844

Earnings per share:
Basic	$0.77	$0.11	$1.26	$0.38
Diluted	$0.76	$0.11	$1.24	$0.38

Weighted average shares outstanding:
Basic	20,639,456	20,409,942	20,611,192	20,415,157
Diluted	21,069,686	20,673,443	20,972,192	20,698,970

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Twelve Months Ended
	December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$25,968	$7,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,655	27,338
Amortization	6,933	7,742
Allowance for doubtful accounts	(437)	140
Inventory excess and obsolescence reserve	(220)	183
Stock-based compensation expense	5,186	4,485
Gain on disposal of property, plant and equipment	(172)	(526)
Deferred compensation	864	(17,089)
Loss on extinguishment of debt	—	216
Non-cash lease expense	5,367	3,840
Other non-cash adjustments	291	259
Changes in operating assets and liabilities:
Accounts receivable	8,101	7,791
Inventories	13,246	13,441
Tooling in progress	696	2,555
Prepaids and other current assets	(185)	532
Accounts payable	(7,994)	(9,438)
Deferred income taxes	4,225	687
Operating lease obligations	(5,092)	(3,078)
Accrued liabilities	2,375	(6,559)
Net cash provided by operating activities	89,807	40,363
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(12,098)	(16,598)
Proceeds from sale of property, plant and equipment	386	1,059
Payment for acquisition, net of cash acquired	—	(88,593)
Net cash used in investing activities	(11,712)	(104,132)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	810,558	588,040
Payments on bank revolving credit notes	(878,326)	(512,783)
Repayments of other long-term debt	(806)	(6,673)
Payments of financing costs	—	(1,205)
Shares withheld for employees' taxes	(3,829)	—
Purchase of treasury stock	(5,896)	(2,661)
Payments on finance leases	(607)	(404)
Proceeds from the exercise of stock options	345	—
Net cash provided by (used in) financing activities	(78,561)	64,314
Net increase (decrease) in cash and cash equivalents	(466)	545
Cash and cash equivalents at beginning of period	672	127
Cash and cash equivalents at end of period	$206	$672

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income and comprehensive income	$15,971	$2,227	$25,968	$7,844
Interest expense	2,011	3,559	10,989	11,092
Provision (benefit) for income taxes	5,064	(432)	7,596	1,039
Depreciation and amortization	9,461	9,582	37,588	35,080
EBITDA	32,507	14,936	82,141	55,055
Loss on extinguishment of debt	—	—	—	216
MSA acquisition related costs	—	12	—	1,411
Stock-based compensation expense	1,339	730	5,186	4,485
Field replacement claim	—	—	—	490
Legal costs due to former fitness customer	347	1,170	2,088	2,650
Costs recognized on step-up of MSA acquired inventory	—	—	—	891
COO restructuring costs	—	855	—	855
Wautoma restructuring charges	492	—	492	—
Lawsuit settlement gain	(25,500)	—	(25,500)	—
Adjusted EBITDA	$9,185	$17,703	$64,407	$66,053
Net sales	$121,306	$148,582	$581,604	$588,425
EBITDA Margin	26.8%	10.1%	14.1%	9.4%
Adjusted EBITDA Margin	7.6%	11.9%	11.1%	11.2%

Mayville Engineering Company, Inc.

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2024		2023		2024		2023
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income and comprehensive income	$15,971	$0.76	$2,227	$0.11	$25,968	$1.24	$7,844	$0.38
Loss on extinguishment of debt	—	—	—	—	—	—	216	0.01
MSA acquisition related costs	—	—	12	0.00	—	—	1,411	0.07
Stock-based compensation expense	1,339	0.06	730	0.04	5,186	0.24	4,485	0.22
Field replacement claim	—	—	—	—	—	—	490	0.02
Legal costs due to former fitness customer	347	0.02	1,170	0.06	2,088	0.10	2,650	0.13
Costs recognized on step-up of MSA acquired inventory	—	—	—	—	—	—	891	0.04
COO restructuring costs	—	—	855	0.04	—	—	855	0.04
Wautoma restructuring charges	492	0.02	—	—	492	0.02	—	—
Gain on lawsuit settlement	(25,500)	(1.21)	—	—	(25,500)	(1.21)	—	—
Tax effect of above adjustments	5,782	0.27	(555)	(0.03)	4,805	0.22	(2,549)	(0.12)
Adjusted net income and comprehensive income	$(1,569)	$(0.07)	$4,439	$0.21	$13,039	$0.62	$16,293	$0.79

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$37,959	$26,667	$89,807	$40,363
Less: Capital expenditures	2,345	6,784	12,098	16,598
Free cash flow	$35,614	$19,883	$77,709	$23,765